Exhibit 5

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

January 20, 2005

Cambridge Display Technology, Inc.

c/o Cambridge Display Technology Limited

Building 2020

Cambourne Business Park

Cambridge CB3 6DW, United Kingdom

Dear Sirs:

We have acted as counsel to Cambridge Display Technology, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) relating to 1,589,752 shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), to be issued pursuant to the Cambridge Display Technology, Inc. 2004 Stock Incentive Plan and the CDT Acquisition Corp. Amended and Restated Stock Incentive Plan (the “Plans”).

We have examined the originals, or copies certified or otherwise identified to our satisfaction, of the Plans and such other corporate records, documents, certificates or other instruments as in our judgment are necessary or appropriate to enable us to render the opinion set forth below.

Based on the foregoing, we are of the opinion that authorized but not previously issued shares of Common Stock that may be issued under the Plans have been duly authorized and when issued in accordance with the terms of the Plans will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/    Debevoise & Plimpton LLP